Exhibit 99.1

News Release

For Immediate Release

Sallie Mae Announces the Expiration and Preliminary Results of Tender Offer

to Purchase Up to $1 Billion in Value of Shares of its Common Stock

NEWARK, Del., March 11, 2021 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, announced today the expiration and preliminary results of its “modified Dutch Auction” tender offer (the “Offer”) to purchase up to $1 billion in aggregate purchase price of its outstanding shares of common stock, par value $0.20 per share (the “Securities”), at a price per Security of not less than $14.40 or greater than $16.50 per share. The Offer expired at 12:00 midnight, New York City time, at the end of the day on March 10, 2021.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the Offer, a total of 28,521,008 Securities were properly tendered and not properly withdrawn at or below the purchase price of $16.50 per share, including 16,846,202 Securities that were tendered by notice of guaranteed delivery. The tendered Securities represent approximately 7.8% percent of Sallie Mae’s shares of outstanding common stock as of March 9, 2021.

In accordance with the terms and conditions of the Offer, and based on the preliminary count by the depositary, Sallie Mae expects to purchase all 28,521,008 Securities at a price of $16.50 per Security, for an aggregate cost of approximately $470.6 million, excluding fees and expenses relating to the Offer. As Sallie Mae expects to accept for purchase all of the Securities that were validly tendered and not validly withdrawn at or below the price of $16.50 per share, Sallie Mae expects there will be no proration factor.

The number of Securities to be purchased are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all Securities tendered through notice of guaranteed delivery will be delivered within the two business day settlement period. The final number of Securities to be purchased will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the Securities accepted for purchase pursuant to the Offer will occur promptly thereafter.

J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as dealer managers for the Offer. For additional information regarding the terms of the Offer, please contact: J.P. Morgan Securities LLC at (877) 371-5947 (toll-free) or Goldman Sachs & Co. LLC at (212) 902-1000 (toll-free) or (800) 323-5678 (collect). To confirm delivery of Securities, please contact D.F. King & Co., Inc., which acted as the tender agent and information agent for the Offer, at (877) 283-0322 (toll-free) or (212) 269-5550 (banks and brokers).

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media:

Rick Castellano

302.451.2541

Rick.Castellano@SallieMae.com

Investors:

Brian Cronin

302.451.0304

Brian.Cronin@SallieMae.com